Exhibit 23.1

Consent of Independent Certified Public Accountants

        We have issued our report dated May 12, 2016 with respect to the financial statements of Tower Cloud, Inc. as of December 31, 2015 and 2014 and for the two year period ended December 31, 2015, included in this Current Report on Form 8-K of Communications Sales & Leasing, Inc. We consent to the incorporation by reference of said report in the Registration Statements of Communications Sales & Leasing, Inc. on Form S-3 (No. 333-212046) and Form S-8 (No. 333-203591).

/s/ Grant Thornton LLP
Tampa, Florida
September 2, 2016